UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2025

SEACOAST BANKING CORPORATION OF FLORIDA
(Exact Name of Registrant as Specified in Charter)

Florida	000-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Colorado Avenue, Stuart, Florida	34994
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 287-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.10 par value	SBCF	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 29, 2025, Seacoast Banking Corporation of Florida, a Florida corporation (“Seacoast” or the “Company”), and Seacoast National Bank, a national banking association (“SNB”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Villages Bancorporation, Inc., a Florida corporation (“VBI”), and Citizens First Bank, a Florida state chartered bank and wholly-owned subsidiary of VBI (“Citizens First Bank”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Seacoast will acquire VBI pursuant to the merger of VBI with and into Seacoast (the “Merger”) and the merger of Citizens First Bank with and into SNB (the “Bank Merger”), with Seacoast surviving the Merger as the surviving corporation and with SNB surviving the Bank Merger as the surviving bank.

Subject to the terms and conditions of the Merger Agreement, which has been approved by the Boards of Directors of Seacoast and VBI, upon completion of the Merger, each share of VBI common stock will be converted at closing into the right to receive (i) $1,000.00 in cash, (ii) 38.5000 shares of Seacoast common stock (the “Exchange Ratio”) or (iii) a 25%-75% combination of cash and Seacoast common stock, at the shareholder’s election. The final election will be subject to a proration mechanism such that 25% of VBI shares of common stock will receive the cash consideration and 75% of VBI shares of common stock will receive the stock consideration. Additionally, holders of VBI common stock shall receive a 1/1000th share of Series A Non-Voting Preferred Stock of Seacoast (the “Preferred Stock”) for each share of VBI common stock in lieu of Seacoast common stock that would have otherwise been issued in connection with the merger consideration, if and only to the extent that such holder and such shareholder’s immediate family members and affiliates for purposes of 12 C.F.R. § 225.41 of Regulation Y, in connection with the merger consideration would, in the aggregate, receive shares of Seacoast common stock representing more than 9.75% of the outstanding Seacoast common stock as of immediately following the effective time of the Merger (the “Voting Stock Consideration Limit”).

Although the Exchange Ratio is fixed, in the event VBI’s consolidated tangible shareholders’ equity is less than $459.9 million or Citizens First Bank’s general allowance for loan and lease losses is less than 1.76% of total loans and leases outstanding, then Seacoast will have the option to adjust the Exchange Ratio downward. A small amount of cash will be paid out to avoid issuing fractional share amounts.

The Merger Agreement contains customary representations and warranties from both Seacoast and VBI and each have agreed to customary covenants, including, among others, covenants on the part of VBI relating to: (1) the conduct of VBI’s businesses during the interim period between the execution of the Merger Agreement and the completion of the Merger, (2) VBI’s obligation to convene and hold a meeting of its shareholders to consider and vote upon the approval of the Merger and the Merger Agreement, (3) subject to certain exceptions, the recommendation by the Board of Directors of VBI in favor of the approval by its shareholders of the Merger Agreement, the Merger and the other transactions contemplated thereby (including the Bank Merger). VBI has also agreed not to, and to cause its directors, officers, employees and representatives and affiliates not to, (1) initiate, solicit, encourage or knowingly encourage or facilitate inquiries or proposals with respect to any acquisition proposal, (2) engage or participate in any negotiations concerning, or with, any person relating to, any acquisition proposal, or (3) subject to certain exceptions, provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any acquisition proposal.

Completion of the Merger is subject to certain customary conditions, including, among others, (1) adoption of the Merger Agreement by VBI’s shareholders, (2) required regulatory consents shall have been obtained or made and be in full force and effect and all waiting periods required by law shall have expired and such required regulatory consents shall not be subject to any condition or consequence that would, after the effective time of the Merger, have a material adverse effect on Seacoast or any of its subsidiaries, including VBI, (3) the absence of any order issued by any governmental authority preventing the consummation of the Merger and the absence of any law or order enacted, entered, promulgated or enforced by any governmental entity that prohibits, restrains or makes illegal the consummation of the Merger, (4) the effectiveness of the registration statement for the Seacoast common stock to be issued in the Merger and (5) the approval for listing of the Seacoast common stock to be issued in the Merger on NASDAQ.

Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its obligations under the Merger Agreement, (3) corporate authorization, and (4) since the date of the Merger Agreement, no fact, circumstance or event has occurred which has had or is reasonably likely to have a material adverse effect.

In addition, Seacoast’s obligation to complete the Merger is subject to the satisfaction of certain conditions by VBI, including (1) the receipt of all consents required as a result of the Merger pursuant to certain contracts, (2) the holders of no more than 5% of VBI’s common stock shall have exercised their dissenters’ rights, (3) receipt by Seacoast of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of the Internal Revenue Code of 1986 (the “Code”), as amended, (4) Seacoast’s receipt of executed claims letters and restrictive covenant agreements by certain shareholders, officers and/or directors of VBI, (5) VBI’s receipt of a written tax opinion (6) no VBI equity awards outstanding and VBI directors shall have taken all actions necessary to terminate any VBI stock plans, (7) VBI shareholders shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, for the right of each disqualified individual to receive or not any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment, (8) the Shareholders Agreement (defined below) must remain in full force and effect and (9) the Developer Support Agreement (defined below) must remain in full force and effect.

The Merger Agreement provides certain termination rights for both Seacoast and VBI, and further provides that a termination fee of $31.4 million will be payable by VBI upon termination of the Merger Agreement under certain circumstances, including if its board of directors withdraws, qualifies or modifies its recommendation that the VBI shareholders approve the merger agreement in a manner adverse to Seacoast or has resolved to take such action.

Additionally, concurrent with the execution of the Merger Agreement, Jennifer Morse Parr, Tracy Morse Dadeo and Mark Morse (the “Shareholders Group”), shareholders representing approximately 75% of VBI’s outstanding ownership, entered into an agreement with Seacoast (the “Shareholders Agreement”) governing such Shareholder Group’s rights with respect to ownership of Seacoast common stock and Seacoast Preferred Stock, and provides that, for so long as such holders and any affiliates or immediate family members (the “Acting in Concert Group”) collectively own 5% or more of the outstanding Seacoast common stock (and any securities convertible into such common stock) from the date of the closing of the Merger, must refrain from acquiring shares of Seacoast common stock in excess of the 9.75% common stock ownership limit. The Shareholder Agreement includes negative covenants of the Shareholders Group, including covenants limiting their ability to influence or control Seacoast by means of, among other things, (1) ownership or voting (including the 9.75% cap), (2) conversion of Seacoast Preferred Stock, (3) private sales of stock, (4) effecting Seacoast change of control transactions or influencing the board/management of Seacoast, (5) participating in a solicitation or voting against a Seacoast proposal or director nominee, (6) entering into a voting trust agreement (or the like), (7) participation in litigation against Seacoast or (8) seeking to have a VBI representative serve as an officer of Seacoast. The Shareholders Agreement also provides the Shareholders Group with certain liquidity rights, including limited private sales (subject to Seacoast’s right of first offer), limited permitted sales through broker-dealers (subject to monthly limits), mandatory registration rights (limited to one such demand annually), and piggyback rights. The foregoing summary of the Shareholders Agreement is qualified in its entirety by reference to the complete text of such document, which is included as Exhibit F of the Merger Agreement and filed as Exhibit 10.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Further, concurrent with the execution of the Merger Agreement, SNB, The Villages Operating Company and The Villages Development Operating Company, LLC (collectively with The Villages Operating Company, “The Villages”) entered into an agreement (the “Developer Support Agreement”) for an initial term of 10 years from the closing of the Merger, during which period The Villages will deliver a copy of a development plan to SNB and negotiate in good faith (1) a lease with SNB for a future bank branch within a New Town Center (as defined in the Developer Support Agreement and (2) a lease with SNB for a future bank branch within a New Shopping Center (as defined in the Developer Support Agreement), with such leases subject to certain conditions as further described in the Developer Support Agreement. During the term of the agreement (as same may be extended), The Villages and its affiliates shall not lease, sell or otherwise make available space that is generally intended to be operated primarily as a “Bank Branch” in any commercial center within the Covered Geography (as defined in the Developer Support Agreement. The Villages and its affiliates also shall not lease, sell or otherwise make available space that is generally intended to be operated primarily as a “Bank Branch” in a New Shopping Center to any “Person” other than SNB or its affiliates (i) during the 90 days after delivery of the applicable development plan, and (ii) with respect to New Shopping Centers where SNB has entered into a lease for a future bank branch, for one year following execution of such lease. The parties also make commitments with respect to maintenance of certain Villages-affiliated primary depositary accounts and banking relationships, as well as the repricing of certain sweep repurchase accounts. The foregoing summary of the Developer Support Agreement is qualified in its entirety by reference to the complete text of such document, which is included as Exhibit G of the Merger Agreement and filed as Exhibit 10.2 to this Form 8-K and which is incorporated herein by reference in its entirety.

The foregoing descriptions of the Merger, Merger Agreement, the Shareholders Agreement and the Developer Support Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement (inclusive of all exhibits thereto), which is filed as Exhibit 2.1 hereto, the Shareholders Agreement (filed as Exhibit 10.1 hereto), and the Developer Support Agreement (filed as Exhibit 10.2 hereto) and is incorporated into this report by reference thereto. The Merger Agreement has been attached as an exhibit to this report in order to provide investors and shareholders with information regarding its terms. The Merger Agreement is not intended to provide any other financial information about Seacoast, VBI or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the agreement and as of specific dates, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of Seacoast, VBI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Seacoast.

Item 8.01	Other Events

On May 29, 2025, Seacoast issued a press release announcing that Seacoast and SNB have entered into the Merger Agreement with VBI and Citizens First Bank. Under the terms of the Merger Agreement, VBI will merge with and into Seacoast, with Seacoast as the surviving company, and Citizens First Bank, will be merged with and into SNB. At the effective time of the merger, SNB will be the surviving bank.

Pursuant to General Instruction F to Form 8-K, a copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by this reference.

Seacoast will also discuss the transaction in a conference call on May 30, 2025 at 8:30 a.m. (Eastern Time) Pursuant to General Instruction F to Form 8-K, the slide show presentation related to the transaction and made available in connection with the conference call is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by this reference, and is also available on Seacoast’s Internet website.

All information included in the press release and the slide show presentation is presented as of the respective dates thereof, and Seacoast does not assume any obligation to correct or update such information in the future.

Additional Information

Seacoast and VBI will be filing a proxy statement/prospectus relating to the transaction and other relevant documents concerning the transaction with the United States Securities and Exchange Commission (the “SEC”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC’s website (https://www.sec.gov). In addition, documents filed with the SEC by Seacoast will be available free of charge by contacting Investor Relations at (772) 288-6085.

The directors, executive officers, and certain other members of management and employees of VBI are participants in the solicitation of proxies in favor of the transaction from the VBI shareholders.

Important Information for Investors and Shareholders

Seacoast will file with the SEC a registration statement on Form S-4 containing a proxy statement of VBI and a prospectus of Seacoast, and Seacoast will file other documents with respect to the proposed transaction. A definitive proxy statement/prospectus will be mailed to shareholders of VBI. Investors and shareholders of Seacoast and VBI are urged to read the entire proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and shareholders will be able to obtain free copies of the registration statement and proxy statement/prospectus (when available) and other documents filed with the SEC by Seacoast through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by Seacoast will be available free of charge on Seacoast’s internet website or by contacting Seacoast.

VBI, its directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed merger. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Notice Regarding Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is intended to be protected by the safe harbor provided by the same. These statements are subject to numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: failure to obtain the approval of shareholders of VBI in connection with the merger; the timing to consummate the proposed merger; changes in Seacoast’s share price before closing; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for either of the proposed mergers is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Seacoast and VBI, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses; the diversion of management time on issues related to the merger; the failure to consummate or any delay in consummating the merger for other reasons; changes in laws or regulations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers and employees by competitors; the difficulties and risks inherent with entering new markets; other factors that may affect future results of Seacoast and VBI including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board, legislative and regulatory actions and reforms and any other changes in general economic conditions. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Seacoast's most recent Form 10-K report, Form 10-Q report and to Seacoast's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast and VBI.

Item 9.01    Financial Statements and Exhibits

(c)	Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of May 29, 2025, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Villages Bancorporation, Inc. and Citizens First Bank.

10.1	Shareholders Agreement, dated as of May 29, 2025, by and among Seacoast Banking Corporation of Florida, Jennifer Morse Parr, Tracy Morse Dadeo and Mark Morse.

10.2	Developer Support Agreement, dated as of May 29, 2025, by and among Seacoast National Bank, The Villages Operating Company, The Villages Development Operating Company, LLC, The Villages Land Holding Company, LLC, The Holding Company of the Villages, Inc., and The Villages Development Holding Company, LLC.

99.1	Presentation made available in connection with the Conference Call related to the proposed acquisition on May 30, 2025

99.2	Press release dated May 29, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Tracey L. Dexter
Tracey L. Dexter
Chief Financial Officer

Date: May 29, 2025